Exhibit 99.1

CBD MEDIA SEEKS INCREASE IN CREDIT FACILITY; PARENT OF CBD MEDIA

CONSIDERING PRIVATE PLACEMENT OF SENIOR NOTES

CINCINNATI, OH – October 12, 2004 – CBD Media LLC (“CBD Media”) announced today that its parent, CBD Holdings LLC (“Holdings”), is considering a possible private placement of its senior notes due 2012 (the “Notes”) in an aggregate principal amount of between $75.0 and $100.0 million, subject to market conditions and other considerations. The Notes will rank equally with all of Holdings’ future unsecured senior debt and will be junior to all of its existing and future senior secured debt (including its guarantee of borrowings under CBD Media’s senior secured credit facility) and effectively junior to CBD Media’s existing debt (including its 8-5/8% senior subordinated notes due 2011). The Notes will not be guaranteed by CBD Media and its subsidiaries.

In addition, CBD Media announced today that it is seeking an approximately $25.0 million increase in its existing $130.0 million term loan pursuant to the terms of its senior secured credit facility. It is anticipated that the net proceeds of the increased term loan and approximately $5.0 million of cash on hand at CBD Media (out of a total cash balance as of September 30, 2004 of $14.0 million) will be used, together with the net proceeds from the offering of the Notes, to pay a dividend on Holdings’ equity interests to the holders thereof.

The Notes will be offered in the United States only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States pursuant to Regulation S under the Securities Act. The Notes have not been, and will not be, registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration under, or an applicable exemption from the registration requirements of, the Securities Act or any applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy the Notes.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks, include, but are not limited to: conditions in the capital markets, including the markets for senior bank loans and for non-investment grade debt; the ability of the Company to obtain the consent of holders of its loans under the senior secured credit facility to the proposed financing transactions; the effect of any rating agency downgrades on the cost and availability of the proposed financing transactions; and other risk factors discussed in our Registration Statement on Form S-4 (Registration No. 333-107783) and in other reports and documents we file with the Securities and Exchange Commission, or the Commission. For further information regarding risks and uncertainties associated with our business, please refer to the Company’s filings with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of October 12, 2004 and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*        The information in this Exhibit 99.1 of Form 8-K shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section. Furthermore, the information in this Item 7.01 shall not be deemed to be incorporated by reference into the filings of the registrant under the Securities Act of 1933.